Exhibit 10.38
[LANZATECH GLOBAL, INC. LETTERHEAD]
[  ], 2023
Re: Board Appointment – Independent Non-Employee Director, [  ]
[  ]:
The following constitutes a summary of the terms of your appointment to the Board of Directors (the “Board”) of LanzaTech Global, Inc. (the “Company”).

Commencement Date:	[ ]

Class & Initial Term:	[ ]

Subsequent Terms:	Such term as may be specified by the Board in accordance with the Certificate of Incorporation or Bylaws of the Company.

Initial Director Fee:
USD $160,000, consisting of (1) a cash retainer of USD $60,000, and (2) subject to approval by the Compensation Committee, an annual grant of restricted stock units (RSUs) with an estimated value of $100,000 on the date of grant that will vest on the one-year anniversary of the grant date. The total fee and the form of the fee will be reviewed from time to time. The RSU award will be subject to the terms of the LanzaTech 2023 Long-Term Incentive Plan and the award agreement, which shall control in the event of any conflict with this letter.

Board Committee Membership & Fee:	[ ]

Board Meetings:	For fiscal year 2023, there will be a minimum of four Board meetings, the majority of which will be physical, in person meetings.

Expenses:	All reasonable director-related expenses will be reimbursed in accordance with the Company’s policies as may be amended from time to time.

Travel:
Business class. In accordance with the Board Expenses Policy and as agreed by the Board from time to time, the Company will reimburse the expenses for a spouse or partner to accompany you to a Board meeting once each fiscal year.

D&O Insurance:
The Company maintains D&O insurance for all members of the Board, which is set at an appropriate level and reviewed on an annual basis. Insurance premiums are paid by the Company. A copy of the current D&O insurance policy will be provided to you via the Company’s Board portal. If you become aware of any matter that may give rise to an actual or potential claim, you must notify the General Counsel and Corporate Secretary immediately.

Indemnity:	You will receive an indemnity from the Company.

Obligations:
You must exercise your responsibilities with diligence, good faith, and in accordance with all applicable law and Board policies. The Bylaws and Committee charters set out your role and responsibilities. Copies of these and applicable Board policies will be provided to you via the Company’s Board portal.

Termination:	Your appointment will terminate on the earlier of your resignation, on the expiration of your applicable term if you are not re-elected, or on removal by the shareholders.

Independence:	The Board will regularly assess your independence to ensure that you do not have any relationship or interest that interferes with your unfettered and independent judgment, or which could reasonably give the impression that your independence as a member of the Board has been compromised, so as to interfere with your ability to act in the best interests of the Company. During the course of your service as a member of the Board, should a situation or circumstance arise which may reasonably impact or call into question your independence as a member of the Company’s Board, you must notify the General Counsel and Corporate Secretary immediately. Similarly, if there is a change to your interests, positions, associations, or relationships that could bear upon your independence or give rise to a conflict of interest, you must inform the Board at the earliest opportunity.

Policies:	Subject always to applicable law, you will be required to comply with Board policies, as amended from time to time, in relation to, the Company’s Global Code of Business Conduct, share trading, anti-bribery and corruption, market and investor communications and corporate governance. Copies of these policies will be provided to you via the Company’s Board portal.

Access to professional advice:	You may seek any professional advice you feel is necessary to perform your responsibilities and duties as a member of the Board. The Company will reimburse you for all reasonable expenses incurred in obtaining this advice, if the expenses were incurred in good faith, were approved by the Board Chair in advance and, where appropriate, a copy of the advice is made available to the Board.

Access to Information:	As a member of the Board, you will have access to all information you reasonably consider necessary to perform your responsibilities and to exercise independent judgment when making decisions.

Confidentiality:
Any confidential information of the Company acquired by you during or immediately before commencing your term as a member of the Board must be kept confidential. During and after your appointment, you must not disclose any confidential information of the Company to a third party, except where that disclosure is:
•authorized by the Board Chair, it being acknowledged that during your term as a member of the Board the Board Chair will generally authorize disclosure as required by the Board, the auditor of the Company or by any general meeting of shareholders; or
•required by law or a regulatory body.

Review:	A performance review of each member of the Board is conducted routinely in accordance with Board policy.

Time Commitment:	In accepting this appointment, you agree that you have sufficient time to fulfil your responsibilities as a member of the Board. You are required to notify the Board Chair before accepting any new appointment as a director of another listed entity, any other material directorship, or any other position that could impact upon the time commitment expected of you as a member of the Board.
Should you have any questions in relation to this letter please do not hesitate to contact me.

Sincerely,

[ ]

Joseph C. Blasko
General Counsel and Corporate Secretary LanzaTech Global, Inc.